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                                                                EXHIBIT 4.29


                                 PROMISSORY NOTE


US $82,305,000                                                   April 22, 2001

                  FOR VALUE RECEIVED, WORLDWIDE FIBER HOLDINGS LTD., ("Borrower"), hereby promises to pay to 360FINANCE LTD. ("Holder") at 1500 - 1066 West Hastings Street, Vancouver, British Columbia, or such other place as the Holder may notify the Borrower, the principal amount of EIGHTY TWO MILLION THREE HUNDRED FIVE THOUSAND ($82,305,000), as adjusted from time to time in accordance with the terms of this Promissory Note (the "Principal Amount"), upon the earlier of December 22, 2005, and the occurrence of an "Event of Default", as hereafter defined, together with interest as provided below.

                  This Promissory Note shall bear interest on the Principal Amount from time to time outstanding hereunder at the rate of 6.20 percent per annum compounded annually. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed and shall accrue from December 22, 2000 to the date of payment. Interest accrued but unpaid during any Yearly Period shall become part of the Principal Amount effective at 11:59 P.M. E.S.T. on the last day of such Yearly Period. As used herein, the term "Yearly Period" means each successive 12 month period, beginning on December 22, 2000 and ending on December 22, 2001 and continuing to each successive 12 month period thereafter, during which the Principal Amount or any part thereof remains outstanding.

                  All payments hereunder shall be made in immediately available funds in lawful money of the United States of America.

                  This Promissory Note may be prepaid in whole or in part at any time without premium or penalty.

                  As used herein "Event of Default" has the meaning given thereto in the General Security Agreement (the "GSA") dated as of April 22, 2001 made by the Borrower in favour of the Holder as security for, inter alia, the indebtedness and liability of the Borrower to the Holder under this Promissory Note. The obligations of the Borrower under this Promissory Note are subject to the terms of the GSA and the Agreement for Transfer of Put Obligations and GBM Note dated for reference April 22, 2001 among the Holder, the Borrower and 360networks inc..

                  Upon the occurrence of an Event of Default, the Holder shall have all rights and remedies provided in the GSA.

                  This Promissory Note shall be governed by, and construed in accordance with, the laws of British Columbia, without giving effect to the principles of conflict of laws thereof.


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                  This Promissory Note is not negotiable but is assignable by the Holder subject to the equities between the Borrower and the Holder, including payments of principal and interest from time to time outstanding hereunder.

                  Subject to the foregoing, this Promissory Note shall be binding upon the successors and assigns of the Borrower and shall enure to the benefit of the Holder and its successors and assigns.



                                       WORLDWIDE FIBER HOLDINGS LTD.

                                       Per:


                                       Signed
                                       _______________________________________
                                       Signature


                                       _______________________________________
                                       Name


                                       _______________________________________
                                       Title



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